EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-160320 and 33-160319) on Form S-8 of Floridian Financial Group, Inc. of our report dated March 26, 2010, relating to our audits of the consolidated financial statements, which is included in this Annual Report on Form 10-K of Floridian Financial Group, Inc. for the year ended December 31, 2009.

Jacksonville, Florida

March 26, 2010